Exhibit 99.03

CERIDIAN CORPORATION
SAVINGS AND INVESTMENT PLAN

Fourteenth Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Savings and Investment Plan, the undersigned hereby amends the Plan in the manner set forth below.

1.     A new Section 1.4 is added to the Plan which reads as follows:

1.4 New Ceridian Spin-off. (A) Effective as of March 30, 2001, Ceridian Corporation will spin-off all of the outstanding common stock of New Ceridian Corporation (“New Ceridian”), a Delaware corporation and wholly owned subsidiary of Ceridian Corporation (the “New Ceridian Spin-off”). In anticipation of the New Ceridian Spin-off, the Plan was amended effective as of March 27, 2001 to effect the transfer of sponsorship of the Plan from Ceridian Corporation to New Ceridian. Following the New Ceridian Spin-off, Ceridian Corporation will be renamed Arbitron Inc. and New Ceridian will be renamed Ceridian Corporation.

(B) In conjunction with the New Ceridian Spin-off, on or as soon as administratively practicable after April 2, 2001 (the “Transfer Date”), the Account balances under the Plan of each Spun-off Participant will be transferred to the Arbitron 401(k) Plan. All Trust assets attributable to the transferred Account balances will be transferred in kind to the trustee of the Arbitron 401(k) Plan trust. As of the Transfer Date, each Spun-off Participant will cease to be a Participant and neither any Spun-off Participant nor anyone claiming by, through or on behalf of a Spun-off Participant, will have any right to a benefit arising under or in connection with the Plan with respect to any period prior to the Transfer Date.

(C) For purposes of this section, a Spun-off Participant is an individual who: (1) immediately prior to the effective time of the New Ceridian Spin-off is a Participant or a former Participant; and (2) immediately after the effective time of the New Ceridian Spin-off is either (a) an employee of Arbitron Inc. or a subsidiary of Arbitron Inc. or (b) a Former Media Information Business Employee, as defined in Subsection (D).

(D) A Former Media Information Business Employee is an individual who, at the effective time of the New Ceridian Spin-off, is a former Employee who, immediately prior to his or her termination of employment, had employment duties principally related to the Media Information Business. For this purpose, Media Information Business means:

(1) the provision of media and marketing research services to broadcasters, advertising agencies, advertisers, on-line webcasters and cable television in the United States, the United Kingdom, Japan and Mexico;

(2) through a joint venture the provision of media audience and consumer retail behavior research services to cable systems, television broadcasters, magazines and newspapers;

(3) the provision of application software used to access and analyze media audience information and through a joint venture software applications to access and analyze consumer retail behavior and media usage;

(4) the business of

(a) CSW Research Limited,

(b) Ceridian Infotech (India) Private Limited,

(c) Euro Fieldwork Limited and

(d) Arbitron Holdings Inc.;

(5) any other business conducted by the Company or another Affiliated Organization primarily through the use of assets treated by the Company or the Affiliated Organization as part of the Media Information Business.

(E) At the effective time of the New Ceridian Spin-off, Arbitron Inc. will cease to be a Participating Employer and an Affiliated Organization. As a result, for example, no individual whose Accounts under the Plan are transferred to the Arbitron 401(k) Plan pursuant to Subsection (B) is entitled to a Performanced-Based Matching Contribution for the 2001 Plan Year.

2.     A new Section 5.7 is added to the Plan which reads as follows:

5.7 Arbitron Stock Fund Rules. (A) The Trustee will establish as one of the investment funds under Section 5.1, a fund, designated as the Arbitron Stock Fund, which will be invested entirely in shares of Arbitron Stock except for cash held pending transfers or cash distributions from the Arbitron Stock Fund.

(B) The Arbitron Stock Fund will be terminated as of March 30, 2002 (unless terminated sooner by the Committee pursuant to Section 5.1(B)). Any shares of Arbitron Stock remaining in the Arbitron Stock Fund on March 30, 2002 will be sold on or as soon as administratively practicable after March 30, 2002 and the net proceeds of the sale will be transferred to another investment fund designated by Plan Rules.

(C) Notwithstanding Sections 5.2 and 5.3, no contributions or transfers may be made to the Arbitron Stock Fund.

(D) Each Participant having an interest in the Arbitron Stock Fund will be afforded the opportunity to direct the manner in which shares of Arbitron Stock credited to his or her Accounts will be voted in connection with all stockholder actions of Arbitron Inc. In the event of a public tender or exchange offer for shares of Arbitron Stock, each Participant will be entitled to direct whether or not the shares of Arbitron Stock credited to his or her Accounts will be tendered for sale or exchange in connection with such offer. A Participant will be a “named fiduciary” within the meaning of section 403(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, for the purpose of directing the voting and tendering of Arbitron Stock credited to his or her Accounts. Voting and tender decisions will be effected in accordance with the following rules.

(1) The Administrator will, prior to each meeting of the stockholders of Arbitron Inc., cause to be furnished to each such Participant a copy of the proxy solicitation materials, together with a form requesting confidential directions on how the shares of Arbitron Stock credited to his or her Accounts will be voted on each matter to be brought before such meeting. The Administrator will use his or her best efforts to ensure that each such

Participant receives such information as will be distributed to stockholders of Arbitron Inc. in connection with any public tender or exchange offer for shares of Arbitron Stock and that each receives a form on which confidential directions may be provided to the Trustee.

(2) The Trustee will hold all directions received from Participants pursuant to this section in strict confidence and will not disclose any such direction to any person unless the Trustee determines such disclosure is required to comply with applicable law.

(3) The Trustee will vote the number of full and fractional shares credited to each Participant’s Accounts as directed by the Participant if the direction is received in time for the direction to be processed. In the case of a public tender or exchange offer, the Trustee will tender the shares credited to the Participant’s Accounts if so directed by the Participant, and will not tender shares credited to the Accounts of a Participant who either directs that such shares not be tendered or does not furnish a timely direction to the Trustee.

(4) The Trustee will vote any Arbitron Stock that has not been credited to any Participant’s Account and any Arbitron Stock with respect to which it does not receive timely directions in accordance with the provisions of the Trust Agreement. The Trustee will tender for sale or exchange in a public tender or exchange offer the same proportion of any shares not credited to an Account as it tenders of shares credited to the Accounts of Participants.

3. Section 6.4(C) of the Plan is amended to read as follows:

(C) A withdrawal distribution will be made as soon as administratively practicable after the Administrator’s determination that the Participant is entitled to receive the withdrawal distribution.

4. Section 6.4(D) of the Plan is amended to read as follows:

(D) All withdrawal distributions will be made in the form of a single payment. To the extent that the Account from which a withdrawal distribution is to be made is invested in the Company Stock Fund immediately prior to the distribution, at the Participant’s election, a withdrawal distribution pursuant to Section 6.2 or 6.3 (but not a withdrawal distribution pursuant to Section 6.1) may be made in whole shares of Company Stock. To the extent that the Account from which a withdrawal distribution is to be made is invested in the Arbitron Stock Fund immediately prior to the distribution, at the Participant’s election, a withdrawal distribution pursuant to Section 6.2 or 6.3 (but not a withdrawal distribution pursuant to Section 6.1) may be made in whole shares of Arbitron Stock. All other withdrawals will be made in the form of cash.

5. Section 6.5 of the Plan is amended by adding a new Subsection (J) which reads as follows:

(J) If a Spun-off Participant, as defined in Section 1.4(C), has an outstanding Plan loan immediately prior to the transfer of his or her Account to the Arbitron 401(k) Plan pursuant to Section 1.4(B), the transfer will include the promissory note evidencing the Plan loan and the note will remain outstanding in accordance with its terms but substituting the Arbitron 401(k) Plan trust for the Trust as payee of the note.

6. Section 7.2 of the Plan is amended by adding a new Subsection (C) which reads as follows:

(C) A Spun-off Participant, as defined in Section 1.4(C), who received or was deemed to receive a distribution of his or her entire vested Account balance prior to the effective time of the New Ceridian Spin-off, as defined in Section 1.4(A), and who again becomes a Qualified Employee after the effective time of the New Ceridian Spin-off is not entitled to repay the amount of the distribution that he or she received prior to the effective date of the New Ceridian Spin-off for the purpose of having his or her forfeited Account balance restored pursuant to this section, because the Spun-off Participant’s repayment right relates to the Arbitron 401(k) Plan rather than the Plan.

7.         Section 8.2(B) of the Plan is amended to read as follows:

(B) Distributions will be made in the form of cash; provided, first, that to the extent that the Account to be distributed is invested in the Company Stock Fund immediately prior to the distribution, at the election of the Participant or Beneficiary, as the case may be, the number of whole shares of Company Stock credited to the Account will be distributed in kind; and, second, that to the extent that the Account to be distributed is invested in the Arbitron Stock Fund immediately prior to the distribution, at the election of the Participant or Beneficiary, as the case may be, the number of whole shares of Arbitron Stock credited to the Account will be distributed in kind.

8.        A new Section 11.4A is added to the Plan (after Section 11.4) which reads as follows:

11.4A Arbitron Stock. “Arbitron Stock” means common stock issued by Arbitron Inc.

9.        Section 11.12 of the Plan is amended to read as follows:

11.12 Company. The “Company” is New Ceridian Corporation, renamed Ceridian Corporation after the New Ceridian Spin-off (as defined in Section 1.4(A)), or any successor thereto.

10.       Section 11.40 of the Plan is amended by adding a new Subsection (D) which reads as follows:

(D) No Participant, whether a Spun-off Participant as defined in Section 1.4(C) or otherwise, who is an Employee immediately prior to the effective time of the New Ceridian Spin-off, as defined in Section 1.4(A), and is an Employee or an employee of Arbitron Inc. or a subsidiary of Arbitron Inc. immediately after the New Ceridian Spin-off, will be deemed to have a termination of employment as a result of the New Ceridian Spin-off.

The amendments set forth at items 1 and 9 above are effective as of March 27, 2001. The amendments set forth at items 2, 3, 4, 5, 6, 7, 8 and 10 above are effective immediately prior to the New Ceridian Spin-off, as defined in item 1 above. The amendments set forth at items 1, 2, 5, 6, 7, 8, 9 and 10 above apply to all Participants, including Participants who terminated employment prior to the effective date of the amendment.

The undersigned has caused this instrument to be executed by its duly authorized officers this 28th day of March, 2001.

CERIDIAN CORPORATION

By: /s/Shirley J. Hughes Its: Sr. Vice President, Human Resources

And: /s/Gary M. Nelson Its: Vice President, General Counsel &

Secretary

To evidence its consent to the foregoing amendments, the undersigned has caused this instrument to be executed by its authorized officers this 28th day of March, 2001.

NEW CERIDIAN CORPORATION

By: /s/Shirley J. Hughes Its: Sr. Vice President, Human Resources

And: /s/Gary M. Nelson Its: Vice President, General Counsel & Secretary

SIP Fourteenth Decl. of Amendment